Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Incentive Plan of Lifecore Biomedical, Inc. (formally, Landec Corporation) of our reports dated March 16, 2023, with respect to the consolidated financial statements of Lifecore Biomedical, Inc., and the effectiveness of internal control over financial reporting of Lifecore Biomedical, Inc. included in its Annual Report (Form 10-K/A) for the year ended May 29, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 6, 2023